Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE "ACTS"). THE SECURITIES MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION IN THE APPLICABLE JURISDICTION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE THE SECURITIES.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THOSE CERTAIN SUBORDINATION AGREEMENTS (COLLECTIVELY, THE "SUBORDINATION AGREEMENTS") DATED AS OF MARCH 26, 2007, BY AND AMONG (A) WHITEBOX DELPHAX, LTD., WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LLC AND PANDORA SELECT PARTNERS, L.P., DELPHAX TECHNOLOGIES INC. ("PARENT"), AND LASALLE BUSINESS CREDIT, LLC ("LASALLE"), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY PARENT PURSUANT TO THAT CERTAIN LOAN AND SECURITY AGREEMENT DATED AS OF FEBRUARY 4, 2004 BETWEEN PARENT AND LASALLE, AS SUCH LOAN AND SECURITY AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (B) WHITEBOX DELPHAX, LTD., DELPHAX TECHNOLOGIES CANADA LIMITED ("COMPANY"), PARENT AND ABN AMRO BANK N.V., CANADA BRANCH ("LASALLE CANADA"), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY COMPANY PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF FEBRUARY 4, 2004 BETWEEN COMPANY AND LASALLE CANADA, AS SUCH CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF EACH OF THE SUBORDINATION AGREEMENTS.

DELPHAX TECHNOLOGIES CANADA LIMITED

12% SECURED SUBORDINATED NOTE

Due: __________, ____

$900,000 March 26, 2007

For value received, the undersigned, Delphax Technologies Canada Limited, a corporation duly incorporated under the laws of the Province of Ontario (the "Company"), hereby promises to pay to the order of Whitebox Delphax, Ltd ("Whitebox"), at its principal office in the City of Minneapolis, Minnesota, the principal sum of Nine Hundred Thousand Dollars and no cents ($900,000) (the "Face Amount") in lawful money of the United States on __________, ____ (the "Maturity Date"), together with interest thereon, as more fully provided below. In the event that the Company issues additional 12% Secured Subordinated Notes on the Second Closing Date referred to in the Purchase Agreement referred to below, the Maturity Date referred in the heading of this Note and in the preceding sentence shall automatically be extended to coincide with the Maturity Date of such additional 12% Secured Subordinated Notes. At the request of Whitebox, the Company will execute an addendum to this Note evidencing the extension of the Maturity Date.

This 12% Secured Subordinated Note (the "Note") shall bear annual interest at a fixed rate of 12% per annum (computed based on the actual days elapsed in a year of 360 days) of the unpaid Face Amount, payable quarterly in arrears in lawful money of the United States on the first business day of each calendar quarter; provided that, the Company may elect to pay interest at the rate of 9% in cash (in lawful money of the United States) and interest at the rate of 3% (the "PIK Interest Portion") by delivery of shares of Common Stock, par value $.10 per share, of Delphax Technologies, Inc., a Minnesota corporation ("Delphax"), which number of shares shall be determined by dividing the monetary value of the PIK Interest Portion of the accrued interest due on the unpaid Face Amount for the relevant quarterly period by the Market Price of the Common Stock as of the interest payment date.

"Market Price" shall mean, if the Common Stock is traded on a securities exchange or on the NASDAQ National Market, the average of the closing prices of the Common Stock on such exchange or the NASDAQ National Market on the 20 trading days ending on the trading day prior to the date of determination, or, if the Common Stock is otherwise traded in the over-the-counter market, the average of the closing bid prices on the 20 trading days ending on the trading day prior to the date of determination. If at any time the Common Stock is not traded on an exchange or the NASDAQ National Market, or otherwise traded in the over-the-counter market, the Market Price shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of Delphax as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of Delphax as of a date which is within 15 days of the date as of which the determination is to be made.

This Note has been issued under the terms and provisions of a Securities Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, among the Company, Delphax Technologies Inc. ("Parent"), and the Investors named on the signature pages thereto. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Purchase Agreement.

Upon the occurrence of any one or more of the Events of Default specified in Article VIII of the Purchase Agreement, all amounts then remaining unpaid on this Note, including any accrued but unpaid interest, may be declared to be or shall become immediately due and payable as provided in the Purchase Agreement.

No pre-payment by the Company of any of the Face Amount of this Note may be made except as provided in paragraph 4 hereof.

All payments hereunder shall be made free and clear of and without reduction for any taxes as set forth in Section 1.7 of the Purchase Agreement.

This Note is subject to the following additional provisions, terms and conditions:

1. Change in Control Put Option.

(a) In the event of a Change in Control (as hereinafter defined), the holder hereof shall have the option (the "Change in Control Put Option") to require that this Note be redeemed by the Company in whole (but not in part), at 120% of the outstanding unpaid Face Amount, plus all unpaid interest accrued thereon to the redemption date.

The Company shall give the holder of this Note written notice of such impending transaction not later than 20 days prior to the shareholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall give the proposed effective date of the transaction (the "Effective Date") and shall describe the material terms and conditions of the transaction and of this paragraph 1(a), and the Company shall thereafter give such holder prompt notice of any material changes to such terms and conditions. Notwithstanding anything to the contrary herein, the outstanding Face Amount of this Note may not be pre-paid following the delivery of the first notice delivered pursuant to this Section 1(a) except in an amount equal to 120% of the then unpaid Face Amount. The transaction shall in no event take place sooner than 20 days after the mailing by the Company of the first notice provided for herein or sooner than 10 days after the mailing by the Company of any notice of material changes provided for herein.

Any election to exercise the Change in Control Put Option shall be made by the holder hereof giving written notice thereof to the Company at least 5 days before the Effective Date. Upon receipt of such notice, the Company shall, on the Effective Date, redeem this Note in whole (but not in part) at 120% of the outstanding unpaid Face Amount, plus all unpaid interest accrued thereon to the Effective Date.

For purposes of this Note, a "Change in Control" shall be deemed to occur if any of the following occur:

(i) Approval by the shareholders of Delphax of a reorganization, merger or consolidation of Delphax or a statutory exchange of outstanding securities entitled to vote generally in the election of directors ("Voting Securities") of Delphax, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and shares of Delphax immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the shareholders of Delphax after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and shares of Delphax, as the case may be;

(ii) Approval by the shareholders of Delphax of (x) a complete liquidation or dissolution of Delphax or (y) the sale or other disposition of all or substantially all of the assets of Delphax (in one or a series of transactions); or

(iii) Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company, or (y) the sale or other disposition of all or substantially all the assets of the Company (in one or a series of transactions); or

(iv) Delphax shall cease to own 100% of the outstanding capital stock of the Company.

(b) In the event that the holder hereof fails to exercise its Change in Control Put Option as provided for herein at least 5 days before the Effective Date, then the Change in Control Put Option shall be deemed to be null and void, and the holder hereof shall be deemed to have irrevocably waived its right to exercise the Change in Control Put Option and the Change in Control Put Option shall be of no further force or effect.

2. Ranking; Subordination.

(a) The Company agrees, and the holder hereof by such holder's acceptance hereof likewise agrees, that anything herein to the contrary notwithstanding, the indebtedness evidenced by this Note and the Guaranty shall be (1) subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the Company's and the Parent's current and future Senior Debt in an aggregate principal amount not to exceed $14,000,000, a list of the existing Senior Debt outstanding as of the date hereof is attached hereto as Schedule 2(a)(1); (2) on par in right of payment with all of the Company's and Parent's Indebtedness for Borrowed Money (as defined in the Purchase Agreement) outstanding as of the date hereof, other than Senior Debt (the "Parity Debt"), a list of the Parity Debt is attached hereto as Schedule 2(a)(2); and (3) senior in right of payment to all of the Company's future Indebtedness for Borrowed Money, except Senior Debt and indebtedness permitted by Section 4.19(iii) of the Purchase Agreement.

(b) In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, readjustment, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal and interest on all Senior Debt before the holder of this Note is entitled to receive any payment on account of principal or interest on this Note, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred in this Note upon the Senior Debt and the holders thereof with respect to the indebtedness evidenced by this Note and the holder thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of Senior Debt shall be entitled to receive by application in payment thereof any payment or distribution of cash, property or securities (excepting only interest payments in the form of equity securities of Delphax) that may be payable or deliverable in any such proceedings in respect of this Note, including any such payment or distribution which may be payable or deliverable by virtue of the provisions of any indebtedness which is subordinate and junior in right of payment to this Note, except securities which are subordinate in right of payment to the payment of the Senior Debt.

(c) If there occurs a default in the payment of or in the performance of any other terms or obligations of any or all such Senior Debt, or in the instrument under which any Senior Debt is outstanding, permitting the holder of such Senior Debt to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Debt shall have been satisfied, no payment shall be made in respect of the principal of or interest on the indebtedness evidenced by this Note (excepting only interest payments in the form of equity securities of Delphax), unless within three months after the happening of such event of default, the maturity of such Senior Debt shall not have been accelerated.

(d) In the event the holder hereof receives any payment or property on this Note in violation of the terms hereof, the holder hereof will hold the same in trust for, and forthwith pay over or deliver the same to, the holders of the Senior Debt to be applied pro rata on such Senior Debt whether or not the same then be due. If holders of Senior Debt shall receive any payment or distribution of cash, property or securities after the payment in full in cash of all Senior Debt, the Company shall cause the holders of Senior Debt to hold the same in trust for, and forthwith pay over or deliver the same to, the party or parties legally entitled thereto.

(e) Upon the payment in full of all Senior Debt, the holder of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until the principal and interest on this Note shall be paid in full; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt of any cash, property or securities to which the holders of this Note would be entitled except for the subordination provisions of this Note shall, as between the Company, its creditors other than the holders of Senior Debt, and the holder of this Note, be deemed to be a payment by the Company to or on account of Senior Debt.

(f) No present or future holder of Senior Debt shall be prejudiced in such holder's right to enforce the subordination of this Note by any act or failure to act on the part of the Company or the holder of this Note. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of the Senior Debt on the one hand, and the holder of this Note on the other hand, and none of such provisions shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the holder of this Note the principal and interest thereon, in accordance with the terms hereof, nor shall any such provisions prevent any holder of this Note from exercising all remedies otherwise permitted by applicable law or under the terms of this Note or the Purchase Agreement upon default thereunder, subject to the rights, if any, under the foregoing provisions, of holders of Senior Debt to receive cash, property or securities otherwise payable or deliverable to the holder of this Note.

(g) The Company covenants and agrees that so long as this Note remains outstanding, or any liabilities (whether direct or contingent, liquidated or unliquidated) of the Company to the holder hereof remain outstanding, and until payment in full of all obligations of the Company to such holder, the Company will not, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several ("Future Debt"), unless the Company causes each holder of the Future Debt to execute a subordination agreement in the form acceptable to the holder hereof. This Section 2(g) shall not apply to (a) any indebtedness, liabilities or obligations of the Company to the holder; (b) any indebtedness, liabilities or obligations of the Company specified in Schedule 2(a)(1) or Schedule 2(a)(2); (c) any refinancing of any of the indebtedness, liabilities or obligations of the Company specified in Schedule 2(a)(1) (provided, however that such refinancing is completed with a commercial bank or other commercial lender and does not prejudice the rights of the holder hereof to exercise and the Company to timely pay in cash the Call Option, the Change in Control Put Option or to be paid at the term of this Note); (d) any Senior Debt incurred by the Company in the future to a commercial bank or other commercial lender subject to the limitations in Section 4.19 of the Purchase Agreement, which indebtedness, liabilities or obligations do not prejudice the rights of the holder hereof to exercise and the Company to timely pay in cash the Call Option, the Change in Control Put Option or to be paid at the term of this Note; and (e) indebtedness, liabilities or obligations incurred by the Company in the ordinary course of business subject to the limitations in Section 4.19 of the Purchase Agreement.

(h) This Note is subject to the terms of the Subordination Agreements described in the caption on the first page hereof. To the extent there is any conflict between the provisions of this paragraph 2 and the Subordination Agreements, the Subordination Agreements shall control. ANY TRANSFEREE OR ASSIGNEE OF THE HOLDER OF THIS NOTE WILL BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF SUCH SUBORDINATION AGREEMENT UPON ANY SUCH TRANSFER OR ASSIGNMENT.

(i) Notwithstanding anything to the contrary in this paragraph 2, (i) the Company may pay the interest in the form of Delphax Common Stock which is due hereunder, and (ii) the holder hereof may pay the purchase price of Delphax Common Stock issued under the Warrants with the principal amount of this Note.

3. Other Agreements. The Company covenants and agrees that the holder of this Note shall have the rights of an Investor under the Purchase Agreement. This Note is secured by the Security Documents referred to in the Purchase Agreement and guaranteed by Delphax pursuant to the Guaranty.

4. Company Call Option.

(a) At any time after the second anniversary of the date hereof, the Company shall have the option (the "Call Option") to redeem, in its sole and absolute discretion (in whole or in part), this Note at 100% of the outstanding unpaid Face Amount of the Note, plus accrued interest to the date of prepayment, plus a premium equal to the present value of all interest payments that are avoided by such prepayment, determined by discounting such interest payments at a rate per annum equal to 200 basis points in excess of the One Month Libor Rate (the "Redemption Amount") if the following conditions are met:

(i) the Company gives written irrevocable notice to the holder hereof of its intent to redeem the Note (the date of such notice shall hereinafter be referred to as the "Notice Date") not later than 20 days prior to the date fixed by the Company to redeem the Note (the "Call Option Redemption Date");

(ii) the closing price of a share of Common Stock, as reported on the Nasdaq National Market, has been, on average, for the 15 consecutive trading days prior to the Notice Date, at least $3 per share; and

(iii) there has not been a continuing Event of Default (as defined in the Purchase Agreement) for a period of 30 days prior to the Notice Date and continuing through the Call Option Redemption Date.

The Redemption Amount and any unpaid interest accrued thereon as of the Call Option Redemption Date shall become due and payable on the Call Option Redemption Date.

"One Month Libor Rate" means the interest rate per annum equal to the London inter-bank offered rate for deposits in U.S. dollars for an interest period of one month, as reported in The Wall Street Journal two business days prior to the Notice Date.

(b) Nothing herein above set forth shall affect the right of the holder of this Note at any time prior to the date of prepayment to apply the principal amount of this Note to the exercise price of the Warrants in accordance with Section 11 thereof.

5. Governing Law.

This Note shall be governed and construed according to the laws of the State of Minnesota without giving effect to the choice of laws provisions thereof.

[signature page follows]

DELPHAX TECHNOLOGIES CANADA
LIMITED

By______________________________
Name: Gregory S. Furness
Title: Vice President and CFO

[signature page to $900,000 12% Secured Subordinated Note]

Schedule 2(a)(1) to 12% Secured Subordinated Note-Senior Debt

Indebtedness to LaSalle Business Credit, LLC and

Indebtedness to ABN Amro Bank, N.V., Canada Branch

in an aggregate principal amount not to

exceed $14,000,000

Schedule 2(a)(2) to 12% Secured Subordinated Note-Parity Debt

Indebtedness under the Existing 2004 Notes